Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Oaktree Strategic Credit Fund

(Name of Issuer)

Oaktree Strategic Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$76,447,652.92 (1)	$0.00014760	$11,283.68 (2)

Fees Previously Paid

Total Transaction Valuation	$76,447,652.92 (1)

Total Fees Due for Filing			$11,283.68 (2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$11,283.68 (2)

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2023, of $23.56. This amount is based upon the offer to purchase up to 3,244,807 common shares of beneficial interest, par value $0.01 per share, of Oaktree Strategic Credit Fund.

(2)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.